Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 8th day of October, 2019 (the “Execution Date”) and shall automatically become effective when it has been approved by the United States Bankruptcy Court for the Southern District of New York (the “Effective Date”), by and between Fusion Connect, Inc., a Delaware corporation (the “Fusion”), and Kevin Brand (the “Executive”).

W I T N E S S E T H:

WHEREAS, on June 3, 2019, Fusion and each of its U.S. subsidiaries (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (“Chapter 11”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which cases are being jointly administered under the caption In re Fusion Connect, Inc., et al, Case No. 19-18111 (SMB);

WHEREAS, the Debtors filed the Second Amended Joint Plan of Reorganization of Fusion Connect, Inc. and Its Subsidiary Debtors, dated as of October 7, 2019 [ECF No. 455] (as it may be further amended, modified and supplemented from time to time, the “Amended Plan”) with the Bankruptcy Court;

WHEREAS, the Debtors expect the Amended Plan to be approved by the Bankruptcy Court on or about November 7, 2019, and for the Debtors to emerge from Chapter 11 prior to December 31, 2019;

WHEREAS, Executive currently serves as Senior Vice President, Customer Experience for Fusion and each of its subsidiaries (collectively, the “Companies”);

WHEREAS, Fusion wishes to promote Executive to the position of President and Chief Operating Officer of the Companies and for Executive to serve as interim Chief Executive Officer of the Companies until a successor Chief Executive Officer is retained by Fusion; and

WHEREAS, Executive is willing to assume the roles of President and Chief Operating Officer and interim Chief Executive Officer of the Companies.

NOW THEREFORE, Fusion and Executive, intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE I
Employment and Term

1.1          Employment and Term. Fusion hereby agrees to employ Executive and Executive hereby agrees to serve the Companies, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring on December 31, 2022 (the “Initial Term”), unless sooner terminated as hereinafter set forth; provided, however, that the Initial Term shall automatically be extended for an additional one (1) year period thereafter (the “Term Extension,” together with the Initial Term, the “Employment Period”) unless and until one party provides the other party with written notice of its intent to terminate the Initial Term no less than ninety (90) days prior to its expiration. This Agreement shall supersede and replace any prior agreements concerning the terms of Executive’s employment with any of the Companies, including, for the avoidance of doubt the employment agreement, dated October 30, 2017, by and between Fusion and Executive, but excluding the Key Employee Retention Bonus, dated as of May 28, 2019 (the “KERP Agreement”), which shall remain in force and effect.

1.2           Duties of Executive. For the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Companies and shall have powers and authority normally associated with that position. In addition, Executive shall serve as Chief Executive Officer of the Companies until such time as the Board of Directors of Fusion (the “Board”) hires a successor Chief Executive Officer. So long as Executive serves as Chief Executive Officer, he shall have powers and authority superior to any other officer or employee of the Companies and shall be required to report solely to, and shall be subject solely to the supervision and direction of, the Board and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. When a successor Chief Executive Officer is retained by the Board, Executive shall report to such person. Executive shall devote substantially all his working time and attention to the business and affairs of the Companies (excluding any vacation and sick leave to which the Executive is entitled), render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Companies. It shall not be a violation of this Agreement for Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not interfere in any material manner with the performance of the Executive’s responsibilities hereunder.

1.3           Place of Performance. In connection with his employment by Fusion, the Executive shall be based at the principal executive offices for the Companies located in Atlanta, Georgia, except for travel reasonably necessary in connection with business performed on behalf of the Companies.

ARTICLE II
Compensation and Benefits

2.1           Base Salary. With retroactive effect back to the Effective Date, Executive shall receive an initial annual base salary of $550,000.00, which amount shall remain in effective until either (i) the United States Bankruptcy Court for the Southern District of New York takes action to reject this Agreement or (ii) a successor Chief Executive Officer is appointed by the Board at which time Executive’s annual base salary shall be reduced to $450,000.00 (the “Base Salary”). The Base Salary shall be payable in installments consistent with the normal payroll schedule of the Companies, but in no event less frequently than monthly, and subject to applicable withholding and other taxes. The Base Salary shall be reviewed by the Board (or authorized committee thereof) on an annual basis. Except for the reduction contemplated above, the Base Salary, at the level indicated above or if subsequently increased, shall not thereafter be decreased for any reason.

2.2           Annual Incentive Compensation. With effect from January 1, 2020, for each calendar year during the Employment Period Executive shall be entitled to receive annual bonus payments and/or incentive compensation based upon the achievement of corporate and individual performance targets, which shall be determined by the Board (or any authorized committee thereof) within the first 90 days of each calendar year. Such potential bonus payments and/or incentive compensation shall be considered at least annually by the Board (or committee, if applicable) and shall be determined in good faith by the Board (or committee, if applicable) based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Board (or committee, if applicable). Executive’s annual bonus targeted amount while serving as Chief Executive Officer shall be seventy five percent (75%) of Executive’s Base Salary then in effect. Once a successor Chief Executive Officer is appointed by the Board, Executive’s annual bonus targeted amount while serving as President and Chief Operating Officer shall be fifty percent (50%) of Executive’s Base salary then in effect. During a year in which Executive serves as both Chief Executive Officer and President and Chief Operating Officer, his bonus percentage shall be prorated based on days served in each role. Annual bonus payments and/or incentive compensation shall be paid no later than March 15th of the year following the end of the performance period.

2.3           Equity Compensation.

(a)           Executive shall be entitled to participate in all equity compensation plans provided by any of the Fusion’s U.S. subsidiaries (the “Plans”) in effect during the term of this Agreement.

(b)           Within sixty (60) days following the effective date of the Amended Plan, Fusion shall grant Executive either (i) options to purchase shares of Fusion’s common stock, or (ii) shares of restricted common stock of Fusion, which grant will be made pursuant to the terms of a management incentive plan to be adopted by Fusion promptly following the effective date of the Amended Plan. The methodology for determining the amount, terms, conditions, and restrictions of such equity-based awards will be comparable to the methodology used by the Compensation Committee of the Board for other senior executives of the Companies having a similar level title and/or level of responsibility (which, at all times that Executive is serving as Chief Executive Officer or President and Chief Operating Officer, shall mean other direct reports to the Chief Executive Officer) (“Comparable Executives”). If the equity-based award contemplated by this paragraph is granted while Executive is serving as Chief Executive Officer, such equity-based award shall be in excess of equity-based awards granted to any Comparable Executive and shall represent an amount equal to, or in excess of, the percentage by which Executive’s overall compensation exceeds the annual overall compensation of the next highest paid Comparable Executive.

(c)           The grant contemplated by clause (b) above as well as any subsequent equity-based grants made to Executive shall have termination and “Change in Control” (as hereinafter defined) vesting terms comparable to equity-based grants made concurrently to Comparable Executives. Moreover, all equity-based awards held by Executive as of immediately prior to any “Change in Control” shall vest in full immediately upon a termination of Executive’s employment pursuant to Section 3.5 within one (1) year following a Change in Control, with all applicable performance-based vesting conditions, if any, deemed fully satisfied.

(d)           During the Employment Period, Executive shall be eligible to receive, from time to time, other equity-based awards in amounts, and subject to such terms, conditions, and restrictions as determined by the Compensation Committee of the Board in its sole discretion. The methodology for determining the amount, terms, conditions, and restrictions of Executive’s equity-based awards during the Employment Period will be comparable to the methodology used by the Compensation Committee of the Board for Comparable Executives, subject to any market or performance adjustments.

2.4           Expense Reimbursement. During the Employment Period, Fusion, upon the submission of reasonable supporting documentation by Executive, shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of, and pursuant to, the business of the Companies, including expenses for travel and entertainment, in accordance with the applicable policies of the Companies as in effect from time to time. Expenses shall be reimbursed under this Section 2.4 within sixty (60) days of submission of reasonably supporting documentation by Executive.

2.5           Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs, in effect from time to time, applicable to Comparable Executives. Such plans, practices, policies and programs, in the aggregate, shall provide Executive with compensation, benefits and reward opportunities comparable to the compensation, benefits and reward opportunities provided at any time hereafter to Comparable Executives, subject to any market or performance adjustments.

2.6           Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s spouse and eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Companies (including, without limitation, medical, prescription, dental, short term disability, long term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), that are comparable to those in effect from time to time provided to Comparable Executives.

2.7           Working Facilities. During the Employment Period, Fusion shall furnish the Executive with an office and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

2.8           Vacation. During the Employment Period, the Executive shall be entitled to five (5) weeks paid vacation per year, subject to the practices of the Companies as in effect from time to time. In the event the Companies change to a paid time off policy, the number of days of paid time off to which Executive shall be entitled shall be increased to give effect to his vacation entitlement such that he shall receive no less than five weeks of paid time off.

2.9           Indemnification; D&O Insurance. Fusion shall at all times maintain directors’ and officers’ liability insurance coverage in an amount determined to be commercially reasonable by the Board based on such insurance coverage maintained by private companies operating in the cloud computing or telecommunications sector and comparable to Fusion in size, pursuant to which Executive shall be covered on a basis that is comparable to the coverage provided to any director or executive officer of the Companies, and Fusion shall otherwise indemnify Executive to the fullest extent permitted by applicable law, whether under Fusion’s governing documents or otherwise.

ARTICLE III
Termination

3.1           Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by Fusion for Cause. As used in this Agreement, “Cause” means (a) subject to the following sentences, an act or acts of personal dishonesty taken by Executive and intended to result in personal enrichment of Executive at the expense of the Companies and that are not remedied within thirty (30) days after receipt of written notice thereof from Fusion, (b) subject to the following sentences, violation by Executive of any material obligations of Executive under this Agreement which are demonstrably willful and deliberate on Executive’s part and which are not remedied promptly (but in any event within thirty (30) days) after receipt of written notice thereof from Fusion, (c) the conviction of the Executive for any criminal act which is a felony, (d) any willful misconduct that is materially harmful to the business or reputation of the Companies that is not remedied within thirty (30) days after receipt of written notice from Fusion, or (e) Executive’s willful and continued failure to follow reasonable lawful directives of the person(s) to whom the Executive reports that is not remedied within thirty (30) days after receipt of written notice from Fusion. Upon any determination by the Board that Cause exists under clauses (a), (b), (d), or (e) of the preceding sentence, the Board shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (10) business days after Executive’s receipt of the notice contemplated by clauses (a), (b), (d) and (e). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive’s employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear, unless Executive fails to make himself available during such ten (10) business day period. Any termination for Cause pursuant to clause (a), (b), (d) or (e) of the first sentence of this Section 3.1 shall be made in writing by the Board to Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Board is relying for such termination. Upon notice to Executive and pending the Board’s determination of Cause as set forth herein, Executive may be suspended from his position and duties with pay (and notwithstanding anything to the contrary, no such suspension shall constitute grounds for Good Reason hereunder). Upon any termination pursuant to this Section 3.1, Executive shall be entitled to be paid his Base Salary to the date of termination and Fusion shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of such termination). For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Fusion shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Companies. If the Board does not deliver to Executive written notice of termination within ninety (90) days after the Board has actual knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

3.2           Disability. Notwithstanding anything contained in this Agreement to the contrary, the Board, by written notice to Executive, shall at all times have the right to terminate this Agreement, and Executive’s employment hereunder, as a result of Executive’s Disability. As used in this Agreement, “Disability” means the absence of Executive from Executive’s duties and responsibilities provided for herein for a period of more than ninety (90) consecutive days in any 12-month period as a result of incapacity due to mental or physical illness, which is reasonably determined by a physician selected by Fusion and acceptable to Executive to render Executive unable to perform his duties for an additional period of ninety (90) or more days during the then ensuing 12-month period. In such event, Executive’s employment with Fusion shall terminate effective on the tenth (10th) day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the ten (10) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. Subject to Section 3.7, upon any termination pursuant to this Section 3.2, Executive shall be entitled to be paid an amount equal to his Base Salary for a period of six (6) months. In addition, Executive shall be entitled to any earned but unpaid bonus payments, incentive compensation and/or equity compensation pursuant to Article II above, any accrued but unused vacation pay, reimbursement for reasonable business expenses incurred prior to the date of termination (collectively, the “Accrued Obligations”), as well as any applicable disability income payments under any disability income plan of the Companies.

3.3           Death. In the event of the death of Executive during the term of this Agreement, Fusion shall pay the estate of Executive an amount equal to six (6) months of Base Salary. In addition, Executive’s estate shall be entitled to the Accrued Obligations, as well as any applicable life insurance benefits under any life insurance plan of the Companies.

3.4           Optional Termination. Notwithstanding anything contained in this Agreement to the contrary, Executive shall, by giving Fusion no less than thirty (30) days prior written notice, have the right to terminate this Agreement at his sole discretion. Upon any termination pursuant to this Section 3.4, the Executive shall be entitled to be paid his Base Salary to the date of termination and Fusion shall have no further liability hereunder (other than the Accrued Obligations), unless the Executive and Fusion agree to a different arrangement.

3.5           Termination Without Cause.

(a)           At any time during the Employment Period while Executive is serving as Chief Executive Officer, Fusion shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that in addition to the Accrued Obligations, Fusion shall (a) pay, or cause to be paid, to Executive in cash, in twenty four (24) equal monthly installments, after the effective date of the termination, the pro-rata portion of his target annual bonus amount for the calendar year in which his termination has occurred, (b) pay, or cause to be paid, to Executive, in cash, in twenty four (24) equal monthly installments, after the effective date of the termination, an amount equal to one hundred fifty percent (150%) of his Base Salary then in effect plus an amount equal to one hundred fifty percent (150%) of the maximum annual bonus amount contemplated by Section 2.2 as if Executive and the Company achieved all targets and objectives for that year, in all cases subject to Section 3.7, and (c) use reasonable efforts to maintain Executive’s coverage (and, where applicable, the coverage for his spouse and eligible dependents) under the medical plan(s) maintained by the Companies for the duration of the Post-Employment Restricted Period (as defined below) on the same terms as immediately prior to the termination of Executive’s employment, provided that, in the event that such coverage cannot be maintained, Fusion shall, for the duration of the Post-Employment Restricted Period, reimburse Executive for premiums paid by Executive to continue such coverage pursuant to COBRA. At any time during the Employment Period while Executive is serving as President and Chief Operating Officer, Fusion shall have the right to terminate Executive’s employment hereunder by written notice to Executive; provided, however, that in addition to the Accrued Obligations, Fusion shall (a) pay, or cause to be paid, to Executive in cash, in twenty four (24) equal monthly installments, after the effective date of the termination, the pro-rata portion of his target annual bonus amount for the calendar year in which his termination has occurred, (b) pay, or cause to be paid, to Executive, in cash, in twenty four (24) equal monthly installments, after the effective date of the termination, an amount equal to one hundred percent (100%) of his Base Salary then in effect plus an amount equal to one hundred percent (100%) of his annual bonus contemplated by Section 2.2 as if Executive and the Company achieved all targets and objectives for that year, in all cases subject to Section 3.7, and (c) use reasonable efforts to maintain Executive’s coverage (and, where applicable, the coverage for his spouse and eligible dependents) under the medical plan(s) maintained by the Companies for the duration of the Post-Employment Restricted Period (as defined below) on the same terms as immediately prior to the termination of Executive’s employment, provided that, in the event that such coverage cannot be maintained, Fusion shall, for the duration of the Post-Employment Restricted Period, reimburse Executive for premiums paid by Executive to continue such coverage pursuant to COBRA. Fusion shall be deemed to have terminated the Executive’s employment pursuant to this Section 3.5 if such employment is terminated (a) by Fusion without Cause, or (b) by the Executive voluntarily for “Good Reason.” For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, in each case without Executive’s consent; provided that, in each case, (A) Executive shall provide Fusion with written notice specifying the circumstances alleged to constitute Good Reason within ninety (90) days following the first occurrence of such circumstances; (B) Fusion shall have an opportunity to promptly (in any event within thirty (30) days following receipt of such notice) cure such circumstances; and (C) if Fusion has not cured such circumstances within such thirty (30)-day period, Executive shall terminate his employment not later than sixty (60) days after the end of such thirty (30)-day period:

(i)           the assignment to Executive of any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Companies that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Fusion after receipt of notice thereof given by Executive in accordance with the terms described above;

(ii)          any material failure by the Companies to comply with any of the provisions of Article II or Section 5.9 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Fusion after receipt of notice thereof given by Executive in accordance with the terms described above;

(iii)           Fusion requiring Executive to be based at any office or location more than thirty (30) miles from the offices of the Companies located at 210 Interstate North Parkway, Atlanta, Georgia, except for travel reasonably required in the performance of Executive’s responsibilities;

(iv)           any change in the designation of the position or role that Executive is obligated to report to under Section 1.2 hereof;

(v)           any purported termination by Fusion of Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi)           any failure by the Companies to comply with and satisfy Section 5.3(c) of this Agreement.

(b)           All payments pursuant to Section 3.5 are conditioned upon Executive’s execution and delivery of a release (the “Release”) of any and all claims that Executive may have against the Companies and their directors, officers or stockholders related to Executive’s employment and/or termination of employment and such release becoming effective and irrevocable in accordance with its terms on or before the 30th day following Executive’s termination of employment. If Executive fails to execute and deliver the Release, or if the Release has not become effective and irrevocable by the 30th day after the date of Executive’s termination of employment, Executive shall not be entitled to any payments pursuant to Section 3.5; provided, however, that if the 30-day period begins in one taxable year and ends in a second taxable year, such payments shall not commence until the second taxable year. The Release shall be in a form satisfactory to Fusion and shall be a general release of all claims, except that such release shall not include and shall not limit or release (A) Executive’s rights or claims relating to the obligations of Fusion under this Agreement that are conditioned upon execution of the Release; (B) Executive’s rights to indemnification from the Companies in respect of Executive’s services as a director, officer or employee of the Companies (or of any entity for which Executive has served in any such capacity or a similar capacity at the request of the Companies) as provided by law, any indemnification agreement or similar agreement by and between Fusion and Executive, the certificates of incorporation or bylaws (or like constitutive documents), or any of Executive’s rights to payment under any director’s and officer’s liability insurance carried by the Companies; (C) Executive’s entitlement, if any, to continued medical, dental and vision insurance coverage under and pursuant to COBRA; (D) any rights of Executive under any welfare benefit plan, practice or program provided by the Companies (including medical, dental, short-term and long-term disability, salary continuance, life insurance, accidental death and travel accident insurance plans and programs) in which Executive participated prior to the termination date; or (E) any rights or claims of Executive that may arise out of events occurring after the effective date of the Release. Fusion shall promptly deliver the Release to Executive upon termination of his employment.

3.6           Benefits. Except as otherwise expressly provided herein or in the applicable plan, Executive’s accrual of, or participation in plans providing for, the benefits pursuant to Sections 2.6 and 2.7 shall cease at the effective date of the termination of employment under this Agreement, and Executive shall be entitled to accrued benefits pursuant to such plans only as provided in such plans.

3.7           Section 409A.

(a)           This Agreement is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of Executive’s employment under this Agreement may only be made upon a “separation from service” under Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. All reimbursements provided under this Agreement that are “nonqualified deferred compensation” that is subject to Section 409A shall be made or provided in accordance with Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Employment Period (or during such other time period specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “nonqualified deferred compensation” within the meaning Section 409A that were otherwise payable pursuant to the terms of any agreement between Fusion and Executive in effect prior to the date of this Agreement.

(b)           If Executive is considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.

3.8           Definition of “Change in Control”. For purposes of this Agreement, a “Change in Control” shall mean:

(i)           Except for the change in control contemplated by the Amended Plan and the subsequent change in control that will result from the exercise of Special Warrants (as defined in the Amended Plan) according to the terms of the Amended Plan, the acquisition (other than by or from Fusion) by any unaffiliated person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of Fusion’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)           All or any of the individuals appointed to the Board on the effective date of the Amended Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of the Amended Plan whose election, or nomination for election by Fusion’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Fusion, as such terms are used in Rule 14a-l l of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)           Following the effective date of the Amended Plan, (A) a reorganization, merger or consolidation with respect to which persons who were the stockholders of Fusion immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, (B) a liquidation or dissolution of Fusion, or (C) the sale of all or substantially all of the assets of the Companies; or

(iv)           Following the effective date of the Amended Plan, the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in Fusion’s ownership of less than fifty percent (50%) of consolidated assets of the Companies.

ARTICLE IV
Restrictive Covenants

4.1           Nondisclosure. During the Employment Period and for twenty four (24) months thereafter, Executive shall not divulge, communicate, use to the detriment of the Companies or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Companies. Any Confidential Information or data now or hereafter acquired by Executive with respect to the business of the Companies shall be deemed a valuable, special and unique asset of Fusion that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to Fusion with respect to all of such information. For purposes of this Agreement, “Confidential Information” means all material information about the business of the Companies disclosed to the Executive or known by the Executive as a consequence of or through his employment by Fusion (including information conceived, originated, discovered or developed by Executive) after the date hereof, and not generally known or readily available to the public. The above restrictions shall not apply to: (a) information that at the time of disclosure is in the public domain through no fault of Executive; (b) information received from a third party outside of Fusion that was disclosed without a breach of any confidentiality obligation; (c) information approved for release by a written authorization of Fusion; or (d) information that may be required by law or an order of any court, agency, or proceeding to be disclosed. For the avoidance of doubt, nothing herein is intended to or shall prohibit Executive from utilizing any knowledge, information, business techniques and/or methods that Executive knew prior to his affiliation with the Companies, or that are generally known and used by persons with training and experience comparable to that of Executive, or that are common knowledge in the industry. Moreover, nothing in this Agreement is intended to or shall limit any party’s ability to (x) report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state “whistleblower” laws or (y) respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by Fusion for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

4.2           Nonsolicitation of Employees. During the Employment Period and for a period of eighteen (18) months thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee of the Companies or former employee of the Companies, unless such employee or former employee has not been employed by Fusion or one of its subsidiaries for a period in excess of three (3) months. Notwithstanding the foregoing, the provisions of this Section 4.2 shall not be violated by (a) general advertising or solicitation not specifically targeted at employees of the Companies or (b) actions taken by any person or entity with which Executive is associated if Executive is not directly or personally involved in any manner in such solicitation or recruitment and has not identified such employee for recruiting or solicitation.

4.3           Covenant Not to Compete. Executive will not, at any time, during the Employment Period, and for a period of twenty four (24) months thereafter (the “Post-Employment Restricted Period”), either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the Business (as defined herein) of the Companies as such Business is conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than one percent (1%) of the total debt or equity capital of any such competitive enterprise or business. As used in this Agreement, the “Business” of the Companies shall be deemed to include the provision of any form of traditional communications services, Internet based video conferencing services, Unified communications as a service (“UCaaS”), clouding computing, cloud connectivity, cloud storage, cloud security and software as a service (“SaaS”). The foregoing prohibition shall not prevent Executive’s employment or engagement after the Employment Period (a) by any entity as long as the activities of such employment or engagement do not involve work on matters related to the Business or (b) by an investment fund that invests in entities engaged in the Business so long as Executive is not employed or engaged as an executive officer or director of such entity engaged in the Business. This covenant not to compete for the Post-Employment Restricted Period shall only be effective if Executive has received all compensation and benefits due to him pursuant to this Agreement, including but not limited to compensation and benefits under Section 3.5, to the extent applicable. For the avoidance of doubt, in the event of Fusion’s non-renewal of Executive’s employment following expiration of the Initial Term or any Term Extension in accordance with Section 1.1, the covenant not to compete for twenty four (24) months shall only apply if and to the extent that Fusion elects to pay severance to Executive in an amount equivalent in all respects to that which he would be entitled to receive as if he was terminated Without Cause pursuant to Section 3.5. Fusion shall have the right in its sole discretion to waive this non-compete clause, in whole or in part.

4.4           Mutual Non-disparagement. Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Companies, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Companies. Fusion agrees that, except for circumstances relating to a termination of Executive’s employment by Fusion for Cause, its executive officers or directors shall not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

4.5           Injunction. It is recognized and hereby acknowledged by the parties that a breach by Executive of any of the covenants contained in Sections 4.1, 4.2, 4.3 or 4.4 of this Agreement will cause irreparable harm and damage to Fusion or the Companies, as the case may be, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive recognizes and hereby acknowledges that Fusion shall be entitled to seek an injunction from any court of competent jurisdiction in Manhattan, New York enjoining and restraining any violation of any or all of the covenants contained in this Article IV by the Executive, and that such right to injunction shall be cumulative and in addition to whatever other remedies Fusion may possess.

4.6           Recoupment upon Breach of Restrictive Covenants. In the event that Executive violates any of the covenants set forth in this Article IV, Fusion shall have no obligation to pay Executive any unpaid portion of the severance benefits pursuant to Sections 3.2, 3.3 or 3.5.

ARTICLE V
Miscellaneous

5.1           Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any conflicts-of-law provisions. In respect of any claim arising out of or relating to this Agreement, the parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or any state court located in Manhattan, New York.

5.2           Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Fusion:	Fusion Connect, Inc.210 Interstate North Parkway, Suite 300Atlanta, Georgia 30339Attention: General Counsel

If to Executive:
Kevin Brand
2802 Baccurate Drive
Marietta, Georgia, 30062
(or his last known address in the records of the Companies)

with a copy to

Jeffrey Sand
Weiner & Sand LLC
800 Battery Avenue, SE
Suite 100
Atlanta, Georgia 30339

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

5.3           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of Fusion shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon Fusion and its successors and permitted assigns.

(c)           Fusion shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Fusion to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Fusion would be required to perform if no such succession had taken place. As used in this Agreement, “Fusion” shall mean Fusion as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.4           Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

5.5           Waivers. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

5.6           Damages. Nothing contained herein shall be construed to prevent Fusion or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement, or any other remedy available at law or in equity.

5.7           No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

5.8           Full Settlement. Fusion’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Fusion may have against Executive or others, or on account of any remuneration or other benefit earned or received by Executive after the termination of Executive’s employment hereunder. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Fusion agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by Fusion or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to Section 5.9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.9           Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Fusion or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 5.9, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

Any such reduction shall be made in accordance with Section 409A and the following:

(i)           the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and

(ii)           all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

(iii)           all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

(iv)           all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

Any determination required under this Section 5.9 shall be made in writing in good faith by an independent accounting firm selected by Fusion (the “Accountants”). Fusion and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.9. For purposes of making the calculations and determinations required by this Section 5.9, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Fusion and Executive. Fusion shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 5.9.

(v)           It is possible that after the determinations and selections made pursuant to this Section 5.9 Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 5.9 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 5.9 (“Underpayment”).

(vi)           In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either Fusion or Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to Fusion together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment.

(vii)           In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by Fusion to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Executive until the payment date.

5.10           Post-Employment Cooperation. Executive agrees to reasonably cooperate with and provide assistance to the Companies and their legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Companies, in which, in the reasonable judgment of counsel to the Companies, Executive’s assistance or cooperation is needed; provided, however, that in no event shall Executive be required to cooperate pursuant to this Section 5.10 with respect to any matter that could reasonably be expected to be materially adverse to Executive’s interests. Executive shall, when reasonably requested by the Companies, provide truthful testimony or other assistance and shall travel at the Companies’ request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, any such requests of Executive’s time shall take into account Executive’s then existing employment or other obligations and not place an undue or unreasonable burden on Executive. The Companies shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed and shall advance or reimburse (as requested by Executive) reasonable expenses (including for professional advisors) incurred by Executive in connection with such matters, as well as for any actual lost wages suffered as a result of absence from employment.

5.11           Entire Agreement; Amendments.

(a)           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements and understandings, oral or written, among the parties hereto with respect to Executive’s employment with the Companies, including for the avoidance of doubt, the employment agreement, dated October 30, 2017, by and between Fusion and Executive, but excluding the KERP Agreement.

(b)           Notwithstanding any legal principle to the contrary, the parties expressly agree that any oral amendment to or modification of this Agreement, including any oral modification to this Section 5.11, shall be ineffective, and that this Agreement, including this Section 5.11, may be amended only by an agreement in writing signed by the parties hereto, it being the express intent of the parties that such amendment in writing shall be the exclusive means of effecting any amendment or modification of any provision of this Agreement whatsoever.

5.12           Tax Withholding. Fusion may withhold or, if applicable, cause one or more of the Companies to withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be with-held pursuant to any applicable law or regulation. Executive is solely responsible for all taxes imposed on him as a result of his receipt of any payment or benefit arising under this Agreement, other than such taxes that are, by their nature, obligations of Fusion (for example, and without limitation, the employer portion of the Federal Insurance Contributions Act (FICA) taxes, and any corporate taxes incurred by Fusion as a result of the disallowance of any tax deduction for compensation paid to Executive, and Fusion does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

5.13           Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Sections” or “Articles” refer to the corresponding Sections or Articles of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

5.14           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures transmitted by electronic copies of e-mailed documents (e.g., in .pdf format) shall be deemed originals for this purpose.

5.15           Survival. The terms, conditions, rights and obligations of the parties shall survive any termination or expiration of this Agreement to the extent necessary to the intended preservation of such terms, conditions, rights, and obligations, including, without limitation, Articles II, III, and IV and Section 5.10 of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

FUSION CONNECT, INC.

By: /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and General Counsel

EXECUTIVE:

/s/ Kevin Brand
    Kevin Brand

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